Exhibit 99
For Immediate Release
Dec. 23, 2013

Governor Shumlin, Attorney General Sorrell, and Entergy VY Announce End to Current Disputes and Path to Decommissioning and Site Restoration of Vermont Yankee Without Undue Delay After 2014 Closure

Agreement Includes Significant Contributions to Economic Development, Clean Energy & Site Restoration

Montpelier, VT – Gov. Peter Shumlin, Attorney General Bill Sorrell, and Bill Mohl, President of Entergy Wholesale Commodities, today announced a settlement agreement between the State and the owner and operator of the Vermont Yankee Nuclear Power Station, Entergy Nuclear Vermont Yankee, LLC and Entergy Nuclear Operations, Inc. (Entergy VY).  The Agreement brings more certainty to the plant’s operation through 2014 and its later transition – including commitments related to economic development, timely decommissioning, and site restoration – and helps set a path for a constructive and transparent working relationship between Entergy VY and the State of Vermont to facilitate the resolution of longer term issues in the coming months.

The agreement resolves all ongoing litigation between the State and Entergy VY, and provides a path to resolve proceedings at the Public Service Board (the Board), subject to the Board’s approval.  Under the terms of the agreement, Entergy VY will provide $10 million in economic development for Windham County and $5.2 million in clean energy development support for Windham County and elsewhere, as well as a transitional $5 million payment to the State for calendar year 2015.  Entergy VY will also set aside a new $25 million fund to ensure the site is restored after decommissioning.   In exchange, the State has agreed to support Entergy VY’s pending request before the Board for a Certificate of Public Good (CPG) to operate for only one additional year, through the end of 2014, and to resolve all other outstanding lawsuits related to the plant.

In addition to agreements related to the CPG proceeding, the agreement also sets a path for decommissioning Vermont Yankee as promptly as funds in the Nuclear Decommissioning Trust allow, rather than delaying decommissioning for up to 60 years regardless of fund adequacy as would otherwise be permitted under the Nuclear Regulatory Commission (NRC) SAFSTOR guidelines.  Entergy VY also commits in the agreement to prepare a site assessment and cost study by the end of 2014, two years earlier than NRC rules otherwise would require, to help provide greater certainty regarding the plant’s decommissioning and related activities.

“Vermonters know that I worked for many years to meet the promise made to Vermont when it was constructed that the plant be closed on schedule in 2012,” Gov. Shumlin said.  “Now that Entergy VY has agreed to shut down the plant at the end of next year, I am pleased we have stopped the fighting and are instead focused on ways the State and Entergy VY can work together to ease the transition for Windham County and get the plant dismantled and site restored without unnecessary delay.”

Gov. Shumlin also acknowledged the difficulty of the plant’s closure for the towns surrounding the plant and for the employees of Vermont Yankee, of which approximately 220 are Vermont residents.

“I know that, no matter how much some may be gratified that Vermont Yankee will close, Windham County and the workers at the plant will feel deeply the effects of this closure,” the Governor said. “That is why we sought in this agreement significant new commitments from Entergy VY to help the transition.  The agreement will bring over $15 million to help support economic development in the area and clean energy projects in Windham County and elsewhere.   These funds paid and other agreements by Entergy VY will help ease the effects of the closure while helping promote clean, renewable energy projects.”

Attorney General Bill Sorrell led the State’s opposition to Entergy VY’s lawsuits in federal court and  expressed satisfaction that this agreement puts an end to those cases while also protecting Vermont’s interests going forward.

“Given Entergy’s decision to close Vermont Yankee next year, it’s time to put the court fights behind us and plan for the future. This Agreement will end all of the current legal disputes with Entergy VY so that we can focus on the significant issues ahead regarding decommissioning and site restoration,” said Sorrell.  “While there are still significant unknowns and potential issues on which Entergy VY and the State will have to work hard in the future to find common ground, I am gratified that this agreement makes clear Entergy VY’s intention to decommission the plant without unnecessary delay, so we avoid 60 years of SAFESTOR, while also protecting Vermont’s rights in the years ahead.”

“I am pleased we were able to put the past behind us and work constructively with the State to gain some certainty for Vermont Yankee’s workers and communities surrounding the plant,” said Bill Mohl.  “Our agreement today is guided by principles that reflect Entergy VY’s desire for spent nuclear fuel to be moved from the spent fuel pool to dry cask storage in a timely manner, and that the decommissioning process should occur without unreasonable delay as soon as there are sufficient funds in the Nuclear Decommissioning Trust to complete decommissioning and remaining spent fuel management activities.  This agreement makes clear that Vermonters need not be concerned that Entergy VY will delay decommissioning and related activities longer than necessary once we determine that the decommissioning trust fund has adequate money to complete these tasks.”

“While we will need to continue to work with the State as we assess the site regarding the details of how this would occur and the methods to accomplish this result, we are nonetheless committed to these principles,” he added.   “Accordingly, it is Entergy VY’s intent to work to move all fuel from storage in the VY Station’s spent fuel pool to dry cask storage promptly over the coming years, and to put a plan in place that should make it possible to have the necessary approvals to move the spent fuel to dry cask by the end of 2021.  By the end of March of next year, Entergy VY will share with the State its estimated schedule to accomplish this goal for spent fuel.  Entergy VY will also seek a CPG from the Board for an additional or expanded spent fuel storage pad at the VY Station no later than June 30, 2014, to accommodate all of the fuel in the pool.”

Separately, in recognition of the years of work and discussion ahead regarding the decommissioning of the VY plant, the Governor called upon the legislature to expand the role of the Vermont State Nuclear Advisory Panel (VSNAP) to include additional citizen members and to include review of and comment upon decommissioning within the panel’s purview to help inform the public throughout the decommissioning process as it proceeds.  The Governor also noted that Senator Leahy, Senator Sanders, and Congressman Welch have been briefed on the agreement and expect to follow closely Entergy VY’s post-closure activity, and to work with the State and Entergy VY where possible on issues related to federal oversight and spent fuel cost reimbursement.  Finally, the Governor said that the Department of Environmental Conservation would seek technical assistance from the Environmental Protection Agency as needed for post-closure activities in the coming years.

Today’s agreement specifically provides:

•	Dismissal of pending federal litigation, including potential petitions for Supreme Court review and Entergy VY’s attorney’s fees petition;

•	State support for issuance of a CPG by the Board for operation of the plant through the current fuel cycle, expected to end by the end of 2014;

•	Agreement to resolve all other Board and related Vermont Supreme Court litigation between the parties upon issuance of a CPG;

•
Agreement that Entergy VY will operate the VY Station in accordance with its existing National Pollution Discharge Elimination System (NPDES) permit, but that Entergy VY and the Vermont Agency of Natural Resources (ANR) also agree to continue to pursue issues related to Entergy VY's thermal discharge through ANR's NPDES permitting process, in accordance with state and federal law;

•
Agreement to the principles that spent nuclear fuel should be moved from the spent fuel pool to dry cask storage in a timely manner and that to facilitate the prompt economic redevelopment of the VY Station site, the decommissioning process should occur without unreasonable delay;

•
Agreement that Entergy VY will make a filing  with the NRC for authority to begin radiological decommissioning within four months after it has made a reasonable determination that the funds in the Nuclear Decommissioning Trust are adequate to complete decommissioning and remaining spent fuel management activities that the federal government has not agreed to reimburse.  In addition, once this authority is received from the NRC, Entergy VY will promptly commence, pursue and complete as soon as reasonably possible radiological decontamination and dismantling activities;

•
Agreement by Entergy VY to prepare two years earlier than required by NRC regulations a site-specific cost evaluation study and site assessment related to all plant conditions and to decommissioning, including an evaluation of the costs of prompt decommissioning;

•
Acknowledgment of state jurisdiction over site restoration after radiological decommissioning is complete and commitment to negotiate terms of site restoration which address removal of  structures and level of radiological exposure after site restoration is complete;

•
Agreement to seek from NRC the release of portions of the site for reuse as appropriate, and agreement to give the State a right of first refusal to purchase the site or any portion thereof as  may become available;

•	Payments to the State as follows:

o	$5.2 million for the Clean Energy Development Fund (CEDF), at least 50 percent of which will be used under CEDF criteria for renewable energy projects in or benefitting Windham County

o	$10 million for economic development in Windham County, payable $2 million per year for 5 years

o
$5 million for transitional payments to the Tax Department in 2015, after cessation of operations, to ensure that the State has an opportunity to evaluate and implement any appropriate taxation related to the site thereafter; and

•
Agreement to create a new Site Restoration Trust through initial payments totaling $25 million ($10 million in year one, and $5 million for three years thereafter), plus an additional parent guaranty, to ensure that separate funds are available if needed to return the site to a greenfield so that the site is available for re-use without restriction.

The Agreement is contingent upon approval of a CPG by the Board by March 31, 2014, and it is anticipated the Board will allow for and want parties in the current proceedings to comment on a Memorandum of Understanding (MOU) being submitted to the Board today.

Contact:
Susan Allen, Deputy Chief of Staff, Office of the Governor
802-279-8493
Jim Sinclair, Communications Manager, Entergy Nuclear
802-275-2360
jsincla@entergy.com
Investor Relations: Paula Waters
504- 576-4380
pwater1@entergy.com